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                                                                   EXHIBIT 10.33

January 24, 2001



Mr. Michael E. Werner
33 E. Bellevue Place, #2W
Chicago, IL  60611


Dear Michael:


         This letter when executed by you will represent our agreement with respect to your separation of employment from Werner Co. ("WERNER") and its parent, Werner Holding Co. (PA), Inc. ("HOLDING") (the term "COMPANY" shall refer to Werner or Holding or both, and any and all of Holding's subsidiaries, ventures or affiliates, as the context shall determine), as follows:

         1. Acceptance of this letter by your signature below will constitute your resignation as an officer and employee of the Company, effective February 19, 2001, subject to the terms of this letter. The Company agrees that your resignation shall be treated as a termination of your employment under Section
6.3 ("Not For Cause or For Good Reason") of your Employment Agreement dated as of November 24, 1997 (such Employment Agreement, as amended by Amendment No. 1 dated as of January 1, 1999 and Amendment No. 2 dated as of September 1, 2000, is referred to herein as the "Employment Agreement"), and, as a result, you will be entitled to the payments and benefits called for by the Employment Agreement for a termination of your employment pursuant to such Section 6.3, including the amount of $500,000 less any taxes that may be required to be withheld, to be paid in accordance with the Company's normal payroll practices over a period of one year commencing February 19, 2001, which the parties hereto agree will constitute payment in full of the amount or amounts due under clauses (b)(1) and
(2) of Section 6.3.

         2. For a period of 12 months following the effective date of your resignation, you shall continue to participate in the Company's health, life and disability insurance programs or, to the extent that such continued coverage is not permissible, the Company shall pay for the cost of comparable coverage, under COBRA with respect to health insurance; provided, however, that such coverage shall terminate prior to the expiration of the 12-month period to the extent that you receive similar benefits from subsequent employment. Upon execution of this agreement, you will receive payment for your accrued vacation time, which the parties agree to be 200 hours.

         3. The Company shall transfer to you ownership of the automobile and computer that you have been using through the date of your resignation.



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         4. The Company hereby engages you as a consultant for one year commencing on February 19, 2001 to provide the Company with advisory services from time to time as reasonably requested by the Company subject to your reasonable availability. In your role as a consultant, you will work directly for the Board of Directors of the Company and your primary responsibilities will be (i) assisting in development of a clear and concise strategy for the Company,
(ii) working with employees and customers during the period of your transition to retain key employees, customer relationships and industry visibility, and
(iii) performing such other assignments as may be mutually agreed upon by you and the Board of Directors of the Company. Your retention as a consultant shall not be terminable by the Company except if you have willfully refused to substantially perform such consulting services as had been mutually agreed upon and as shall have been reasonably requested by the Board of Directors of the Company (other than any such refusal resulting from your incapacity due to mental illness or physical illness or injury), after a demand for substantial performance has been delivered to you by the Board of the Company, where such demand specifically identifies the manner in which the Board believes that you have refused to substantially perform your duties and the passage of a reasonable period of time (not to be less than 20 days) for you to comply with such demand, and such failure continues. The parties can extend this agreement by mutual written agreement.

         5. You shall also serve as a Director and Vice Chairman of the Board of the Company during the period of your consultancy.

         6. For your services as a consultant, you will be paid a monthly (or more frequent) consulting fee at an annual rate of $265,000. In addition, your reasonable business expenses shall be reimbursed upon presentation of supporting documentation. You shall also have the use of a Franklin Park office and the services of an assistant through the consulting period. In the event of a sale transaction, a bankruptcy or similar filing involving the Company, or your death, prior to the payment to you of the full $265,000, any remaining monthly (or more frequent) payments of such $265,000 shall become immediately payable.

         7. Of the 500 unvested options to acquire Company stock at a $2,421 strike price per share currently held by you, 200 shall be forfeited upon your execution of this letter agreement. Options for the remaining 300 shares shall continue to be outstanding and shall vest in accordance with the terms of the options if the requirements for vesting thereunder are satisfied.

         8. You shall have the right to put your "excess rollover shares" in the Company back to the Company at the greater of $2,421 per share or the stock's fair market value, as determined under the shareholder agreement dated as of November 24, 1997, between July 1, 2001 and December 31, 2001.

         9. As further consideration for your consulting services, the Company shall pay you a bonus of $250,000 on February 18, 2002 or such earlier date as the Board of Directors may determine in its discretion.

         10. Upon the closing of a Sale Transaction, if you were active in the transaction, you will be paid an additional transaction bonus of not less than $250,000 nor more than $1,000,000, the final amount of such transaction bonus to be determined by the Board in its sole discretion, based on the transaction price and your role in and contribution toward the transaction.
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         11. You and the Company agree not to disparage one another.

         12. This agreement will be binding upon the successors and assigns of the Company.

         13. You and the Company agree to execute mutual releases required by
Section 6.4 of the Employment Agreement prior to the payment of any amounts hereunder. As a further condition of this agreement, you agree to adhere to the non-competition, non-disclosure of proprietary information, and other provisions of Section 7 of the Employment Agreement.

         Please indicate your acceptance of the terms hereof by signing in the appropriate space below.

                                    Very truly yours,



                                    Werner Co.



                                    By:_______________________________
                                    Name:  Eric J. Werner
                                    Title:  Vice President, Secretary
                                                & General Counsel

                                    Werner Holding Co. (PA), Inc.




                                    By:_______________________________
                                    Name:  Eric J. Werner
                                    Title: Vice President, Secretary
                                              & General Counsel

Agreed and accepted:


Dated:____________, 2001




-------------------------------
Michael E. Werner


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